Exhibit 10.15

Strategic Advisor Agreement

This Advisor Agreement (the “Agreement”), dated as of May 26, 2023 (the “Effective Date”) is between Talaris Therapeutics, Inc., a Delaware corporation with a principal office address at 570 S. Preston Street, Suite 400, Louisville, KY, 40202, Louisville, KY, 40202 (the “Company”) and Scott Requadt, an independent advisor with an address at 15 Lewis Path, Wayland, MA 01778 (“Advisor”). Reference is made to the Severance Agreement and General Release between Advisor and the Company (the “Severance Agreement”), which remains in full effect.

Company and Advisor agree as follows:

1.

Services. Company wishes to engage Advisor to provide certain services (the “Services”), as outlined in Attachment A. Advisor will use sound and professional principles and practices in the performance of Services. All Services will be performed in accordance with normally accepted industry standards, the terms of this Agreement, and all applicable laws and regulations. The “Project Leader” at Company, who will be Advisor’s main point of contact relative to the Services, shall be Mary Kay Fenton.

2.

Term and Termination. The term of this Agreement is three (3) months and will commence on the Effective Date and will continue in effect until August 26, 2023.The parties may extend the term of this Agreement by mutual written assent. Any termination of this Agreement will be without prejudice to any obligation of either party which will have accrued and then be owing under this Agreement including, without limitation, Company’s obligations to pay fees accrued and reimburse expenses incurred prior to termination in accordance with Section 3 below. This Section 2 along with Sections 4, 5, 6, 7 and 9 through 13 of this Agreement will survive the expiration or any termination of this Agreement.

3.

Fees and Expenses. For all Services rendered by Advisor, Company will pay Advisor a monthly retainer as specified in Attachment A. This retainer will be paid as soon as practicable at the end of each thirty (30) day period in arrears. Company will reimburse Advisor for reasonable business expenses incurred by Advisor in the performance of the Services, subject to the limitations outlined in Attachment A.

4.

Confidentiality and Non-Use. During the term of this Agreement and for ten (10) years from the Effective Date (except with respect to trade secrets, as to which the duration of the obligations herein shall be indefinite until such trade secrets have entered the public domain due to no fault of Advisor), Advisor will hold all of Company’s Confidential Information (defined below) in confidence and will not disclose any Confidential Information to any third party, except as directed or approved by Company. Advisor will not use Company’s Confidential Information for any purpose except as may be necessary in the ordinary course of performing Services without the prior written consent of Company. For clarity, Advisor may disclose Company’s Confidential Information to Advisor’s employees, independent contractors and subadvisors who have a need to know such Confidential Information in connection with the performance of Services and who are bound by written obligations of confidentiality and non-use no less stringent than those set forth in this Section 4. If Advisor is required by law or order of any governmental authority to disclose any Confidential Information, then (1) Advisor will give Company prompt written notice thereof, (2) Advisor will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure and (3) Advisor will cooperate reasonably with Company in any efforts to seek a protective order.

Company’s “Confidential Information” means (a) all Work Product (defined below), and (b) all confidential or proprietary data, clinical or business plans, processes and other information of a confidential or proprietary nature, belonging to Company or its affiliates or third parties with whom Company may have business dealings, in each case disclosed or otherwise made available to Advisor by or on behalf of Company, whether disclosed to Advisor before or after the Effective Date of this Agreement; provided, however, that Advisor will have no obligations of confidentiality and non-use with respect to any information provided by Company which: (A) is in the public domain at the time of disclosure; (B) after disclosure, becomes part of the public domain by publication or otherwise, except by breach of this Agreement; (C) is in Advisor’s possession at the time of disclosure by Company (except for information previously provided by or on behalf of the Company); (D) is received by Advisor from a third party who has the right to disclose it to Advisor; or (E) is independently developed by Advisor without use of any of Company’s Confidential Information.

5.

Work Product. Advisor transfers and assigns to Company and/or its designee all ownership and right, title and interest in all Work Product (defined below) such that Company will enjoy and will be entitled to exercise all the rights of a sole, exclusive holder in such Work Product. Advisor will promptly make full written disclosure of Work Product to Company and will hold Work Product in trust for the sole right and benefit of Company. Advisor will keep and maintain adequate and current written records of all Work Product, and such records will be available to and remain the sole property of Company at all times. Without limiting the foregoing, all original works of authorship that are made by Advisor (solely or jointly with others) within the scope of this consultancy and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Advisor represents that Advisor has and will have the right to transfer and assign to Company ownership of all works of authorship as a result of their status as “works made for hire” by those individuals engaged by Advisor to render Services for the purposes of the U.S. Copyright Act. Advisor will execute all documents and take any and all reasonable actions requested by Company, all without further consideration, in order to confirm Company’s rights as outlined above.

“Work Product” means all deliverables, results, reports, original works of authorship, developments, improvements, ideas, know-how, techniques, methods, processes, intellectual property rights of any kind, research, or documents, whether or not having patent, copyright, trade secret, mask work or any other statutory right associated therewith, that is created or generated for the purpose of, or in the course of, or is otherwise related to, the performance of the Services, and which Advisor may solely, or jointly with others, work on, gain access to, conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the course of the performance of Services.

6.

Company Property. All documents, data, processes, know how, records, apparatus, equipment and other physical or intangible property furnished or made available to Advisor by or on behalf of Company in connection with the Services, as well as all Work Product, will be and remain the sole property of Company and will be returned promptly to Company when requested. In any event, Advisor will return or destroy (at Company’s election) all such property, including any copies of such written material, upon termination or expiration of this Agreement, except that Advisor may retain one (1) copy of all of such written material in a secure location for archival purposes.

7.

Publication; Publicity. Work Product may not be published or referred to, in whole or in part, by Advisor without the prior express written consent of Company. Advisor will not use the name, logo, trade name, service mark, or trademark, or any simulation, abbreviation, or adaptation of same, or the name of Company or its affiliates for publicity, promotion, or similar non-regulatory uses without Company’s prior written consent.

8.	No Conflict.

a.

Advisor represents to Company that the terms of this Agreement and Advisor’s performance of the Services do not and will not conflict with any of Advisor’s obligations to any third parties. Advisor represents that Advisor has not brought and will not bring with Advisor to Company or use in the performance of Services any equipment, intellectual property, confidential information or trade secrets of any third party which are not generally available to the public, unless Advisor has obtained written authorization for their possession and use.

b.

Advisor acknowledges that, in the course of providing the Services, he/she is being exposed to proprietary information and know how of the Company. During the term of this Agreement without the prior consent of the Company, Advisor will not provide consulting services to, or be employed by, any other entity or person that is developing an allogeneic stem cell transplant therapy for induction or maintenance of immune tolerance in either the solid organ transplantation or auto-immune disorder setting.

9.

Independent Advisor Relationship. Nothing contained in this Agreement will be deemed to render Advisor an employee of Company, it being the intent of the parties to establish an independent contractor relationship, nor will Advisor have authority to bind Company in any manner whatsoever by reason of this Agreement. Advisor will at all times while on Company premises observe all security and safety policies of Company. Advisor will bear sole responsibility for paying and reporting its own applicable federal and state income taxes, social security taxes, unemployment insurance, workers’ compensation, and health or disability insurance, retirement benefits, and other welfare or pension benefits, if any.

10.

Notices. Any notice given under this Agreement will be deemed delivered when delivered by electronic mail to the email address below by hand or by overnight courier addressed to the parties at their respective addresses set forth above or at such other address as either party may provide to the other in writing from time to time:

To Company:	To Advisor:

Talaris Therapeutics, Inc.	Scott Requadt
Attention: Suzanne Tollerud VP, Corporate Development [Omitted]	Email: [Omitted]

11.

Assignment. The rights and obligations of the parties hereunder will inure to the benefit of, and will be binding upon, their respective successors and assigns. Advisor may not assign this Agreement without the prior written consent of Company.

12.

Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity of this Agreement, including the determination of the scope or applicability of this agreement to arbitrate, will be determined by arbitration in Boston, Massachusetts, before one arbitrator. The arbitration will be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on any resulting award may be entered in any court having jurisdiction. This clause will not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction, including without limitation as contemplated in the preceding paragraph. The arbitrator may, in any award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

13.

General. This Agreement embodies the entire agreement between the parties and supersedes any prior or contemporaneous understandings with respect to the subject matter hereof. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction, and each party submits to the jurisdiction and agrees to the proper venue of all state and federal courts located within the Commonwealth of Kentucky. This Agreement may not be amended, and its terms may not be waived, except pursuant to a written amendment or waiver signed, in the case of an amendment by a duly authorized representative of each party, and in the case of a waiver, by a duly authorized representative of the party granting the waiver. The Ongoing Obligations (as defined in the Severance Agreement) remain in full effect and are incorporated herein by reference. The compensation for which Advisor is eligible under this Agreement serves as additional, mutually agreed-upon, fair and reasonable consideration for the Ongoing Obligations.

14.

Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if the parties have not executed the same counterpart. A facsimile or portable document format (“.pdf”) copy of this Agreement, including the signature pages, will be deemed an original.

IN WITNESS WHEREOF, a duly authorized representative of each party hereto has executed this Strategic Advisor Agreement as of the Effective Date.

TALARIS THERAPEUTICS, INC.		Scott Requadt

By:	/s/ Mary Kay Fenton	By:	/s/ Scott Requadt
Name:	Mary Kay Fenton	Name:	Scott Requadt
Title:	Chief Financial Officer

ATTACHMENT A

Services

1.	Services: The Services shall comprise consulting and strategic business activities as requested by the Company.

2.	Time Expectations: Advisor will initially provide the Services primarily from Advisor’s home or office, or otherwise as mutually agreed between Advisor and the Project Leader.

3.	Fees: As full compensation for the Services rendered hereunder, Company will pay Advisor a retainer at the rate of $50,000 per month as soon as practical at the end of every 30-day period.

4.

Expenses:Company will reimburse Advisor for all reasonable expenses incurred by Advisor when traveling at Company’s request to meetings (excluding ordinary course commuting expenses within Advisor’s home city or region) (“Travel Expenses”), and for any other actual expenses reasonably incurred by Advisor at Company’s express request in connection with the provision of Services. Requests for reimbursement will accompany Advisor’s Services invoices and will be documented in a form reasonably acceptable to Company. All flights will be economy fares unless otherwise previously agreed by the Company, and Advisor agrees to seek Company’s prior approval for Travel Expenses in excess of $500 per trip, and for any other expenses, other than Travel Expenses, which exceed $500 per month.